Pricing Supplement No. 019                Filing under Rule 424(b)(2)
Dated April 14, 1997                      Registration No. 333-22347

(To Prospectus dated March 18, 1997, supplemented by Prospectus Supplement dated March 21, 1997)

$300,000,000
NIPSCO CAPITAL MARKETS, INC.
Medium-Term Notes
Due Nine Months or More From Date of Issue
____________________

Entitled to the benefit of a Support Agreement
Providing for the Payment of Principal and Interest by
NIPSCO Industries, Inc.
____________________


Principal Amount:                         $20,000,000

Trade Date:                               April 11, 1997

Original Issue Date:                      April 16, 1997

Interest Rate:                            7.68%

Stated Maturity Date:                     April 15, 2005

Form :                                    XX  Book Entry    ___ Certified

Interest Payment Date(s):                 March 15, and September 15

Specified Currency:                       U.S. Dollars

Selling Agent s Commission:               $120,000

Net Proceeds to the Company:              $19,880,000


The Medium-Term Note described in this Pricing Supplement is being sold through Morgan Stanley & Co. Incorporated, as Agent.

Prior to the date of this Pricing Supplement, $186,000,000 Medium-Term Notes have been sold. Concurrently herewith, the company is also selling (1) $15,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity Date of April 17, 2006 and bearing an interest rate of 7.75% at the initial price to the public equal to 100% of par, less a fee to Merrill Lynch & Co., as Agent, equal to 0.600%; (2) $5,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity Date of April 16, 2008 and bearing an interest rate of 7.79% at the initial price to the public equal to 100% of par, less a fee to Merrill Lynch & Co. Incorporated, as Agent, equal to 0.625%; and (3) $5,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity Date of April 15, 2005 and bearing an interest rate of 7.69% at the initial price to the public equal to 100% of par, less a fee to Goldman, Sachs & Co., as Agent, equal to 0.600%.


Goldman, Sachs & Co.

Merrill Lynch & Co.

Morgan Stanley & Co. Incorporated